Exhibit 5.2

To:	JinkoSolar Holding Co., Ltd.

1 Jingke Road,

Shangrao Economic Development Zone

Jiangxi Province 334100

People’s Republic of China

February 9, 2010

Dear Sirs:

We are qualified lawyers of the People’s Republic of China (the “PRC”) and, as such, qualified to issue this opinion on the laws and regulations of the PRC.

We have acted as PRC counsel to JinkoSolar Holding Co., Ltd, a company incorporated under the laws of the Cayman Island (the “Company”), in connection with (i) the Company’s Registration Statement on Form-1, including all amendments or supplements thereto (the “Registration Statement”), filed with Securities and Exchange Commission (the “SEC”), relating to the proposed initial public offering (the “Offering”) of the Company’s American Depositary Shares (the “ADSs”), and (ii) the Company’s proposed listing of its ADSs on the New York Stock Exchange (the “Listing”). We have been requested to give our opinion as to the matters set forth below. Capitalized terms used but not otherwise defined herein shall have the same meanings assigned to them in the Registration Statement.

In so acting, we have examined the documents provided to us by or on behalf of the Company and such other documents, corporate records, certificates, approvals and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion (“the Documents”). With respect to the following aspects of Documents, we rely on the officer’s certificate issued by the Company dated February 3, 2010 certifying the following (also including the reservation thereof):

(a)	the genuineness of all the signatures, seals and chops of the Company, Paker, Jiangxi Desun, Jiangxi Jinko, and Xiande Li, Kangping Chen and Xianhua Li (the “Founders”), the authenticity of all Documents submitted to us as originals, and the conformity with the originals of all Documents submitted to us as copies and the authenticity of such originals;

(b)	to the best of the Company’s knowledge, all the signatures, seals and chops of other parties other than the Company, Paker, Jiangxi Desun, Jiangxi Jinko and the Founders are genuine;

(c)	the Documents as presented to us remain in full force and effect up to the date of this legal opinion and have not been revoked, amended, varied or supplemented;

(d)	the truthfulness, accuracy and completeness of all factual statements in the Documents; and

(e)	all documents with regard to the transactions contemplated by 2007 Restructuring, 2008 Restructuring and the issues covered therein were provided to us in response to our requests.

In examining the Documents and for the purpose of giving this opinion, we have assumed the following:

(a)	that all parties to the Documents, other than the Founders, Jiangxi Desun and Jiangxi Jinko, have the requisite power and authority to enter into the relevant documents and to perform their obligations thereunder, and have duly authorized, executed and delivered the relevant documents; and

(b)	as to questions of fact material to the opinions expressed hereof, we have, when facts were not independently established by us, relied upon relevant statements, approvals, certificates, licenses, or confirmations provided to us by the Company.

Meanwhile, our opinion is subject to the following qualifications:

(a)	there are uncertainties as to how Circular 10 and other relevant PRC laws and regulations will be interpreted and implemented in the future by the competent PRC governmental authorities. If any rules, regulations, requirements, or interpretations which are contrary to our opinion are made in the future by PRC competent governmental authorities, the Company and any other relevant party shall comply with such rules, regulations, requirements, or interpretations.

(b)	this Opinion is based on the PRC laws and regulations promulgated as of the date of this opinion and does not cover future laws or regulations or future official interpretations or implementations of the current laws and regulations.

On August 8, 2006, six PRC governmental and regulatory agencies, including the PRC Ministry of Commerce (“MOFCOM”) and the China Securities Regulatory Commission (“CSRC”), promulgated a rule entitled “Provisions Regarding Mergers and Acquisition of Domestic Enterprises by Foreign Investors”, or Circular 10, which became effective on September 8, 2006. Circular 10 requires PRC domestic enterprises or domestic natural persons to obtain the prior approval of MOFCOM when an offshore company established or controlled by them proposes to merge with or acquire a PRC domestic company with which such enterprises or persons have a connected relationship. Circular 10 also requires that an offshore special purpose vehicle, or SPV, which is controlled by a PRC resident for the purpose of listing its rights and interests in a PRC domestic enterprise on an oversea securities exchange through the listing of the SPV’s shares, obtain approval from the CSRC prior to publicly listing its securities on such overseas securities exchange. On September 21, 2006, the CSRC published procedures specifying documents and materials that must be submitted by SPV seeking CSRC approval of their overseas listings.

Based on and subject to the foregoing, we are of the following opinion:

Regarding the 2007 Acquisition and the 2007 Pledge

Article 11 of Circular 10 requires PRC domestic enterprises or domestic natural persons to obtain the prior approval of MOFCOM when an offshore company established or controlled by them proposes to merge with or acquire a PRC domestic company with which such enterprises or persons have a connected relationship. As the Founders are PRC natural persons and controlled both Paker and Jiangxi Desun at the time of acquisition of the equity interest in Jiangxi Desun by Paker as part of the 2007 Restructuring (the “2007 Acquisition”), the 2007 Acquisition was required to be approved in advance by the MOFCOM. However, the 2007 Acquisition was only approved by Jiangxi MOFCOM. As a result, the 2007 Acquisition may be deemed to have been approved by an incompetent approving authority. Further, the pledge of equity interest in Jiangxi Desun by the Founders to Paker as part of the 2007 Restructuring (the “2007 Pledge”) was also only approved by Jiangxi MOFCOM, which may not be competent to grant the approval either. To date, we are not aware of any precedent under PRC law in which a company is subject to sanctions for a breach of Article 11 of Circular 10. However, permissions or approvals granted by an administrative body that exceed its statutory authority may be revoked in accordance with the Administrative Permission Law of the PRC. Therefore, it is possible that the approvals for the 2007 Acquisition and the 2007 Pledge granted by the Jiangxi MOFCOM may be revoked in the future.

We are of the opinion that the possibility for the approvals for the 2007 Acquisition and the 2007 Pledge to be revoked is remote for the following reasons:

(i)	The 2007 Pledge was terminated on July 28, 2008 and Paker has transferred its entire equity interest in Jiangxi Desun to Long Faith Creation Limited, an unrelated Hong Kong company, on July 31, 2008;

(ii)	All relevant approval and registration procedures for such transfer and termination have been duly completed; and

(iii)	On November 11, 2008, Jiangxi MOFCOM confirmed in writing to the Company that there has been no modification to the approvals for the 2007 Acquisition, the 2007 Pledge and Paker’s transfer of its equity interest in Jiangxi Desun to Long Faith, and that the Company may continue to rely on those approvals for further transactions.

As the Company has disposed of its equity interest in Jiangxi Desun, the corporate structure of the Company currently complies in all respects with Circular 10.

Regarding the 2008 Restructuring Transactions

Circular 10 regulates mergers with and acquisitions of a domestic enterprise by foreign investors, which is defined to include the following types of transactions in which: 1) foreign investors purchase an equity interest from shareholders of a domestic enterprise with no foreign investment (a “Domestic Company”); 2) foreign investors subscribe to the increase in the registered capital of a Domestic Company with the result that such Domestic Company changes into a foreign investment enterprise; 3) foreign investors establish a foreign investment enterprise and then, through such enterprise, purchase the assets of a domestic enterprise by agreement and operate such assets, or 4) foreign investors purchase the assets of a domestic enterprise by agreement and use such assets as investment to establish a foreign investment enterprise to operate such assets.

In the 2008 Restructuring Transactions, the Company did not purchase any equity interest in or subscribe for any increase in the registered capital of Jiangxi Desun, nor did the Company or Jiangxi Jinko purchase any assets of Jiangxi Desun for setting up a foreign investment enterprise. As such, the 2008 Restructuring Transactions, whether viewed individually or on the whole, were not a merger with or acquisition of Jiangxi Desun’s shares or assets as regulated by Circular 10.

In light of the above, we are of the opinion that Circular 10 does not apply to the 2008 Restructuring Transactions.

Regarding the CSRC’s Approval for the Offering and Listing

Circular 10 also requires that an offshore special purpose vehicle, or SPV, which is controlled by a PRC resident for the purpose of listing its rights and interests in a PRC domestic enterprise on an overseas securities exchange through the listing of the SPV’s shares, obtain approval from the CSRC prior to publicly listing its securities on such overseas securities exchange. On September 21, 2006, the CSRC published procedures specifying documents and materials that must be submitted by SPVs seeking CSRC approval of their overseas listings.

We are of the opinion that CSRC approval as referred to in Circular 10 is not required for the Offering or the Listing for the following reasons:

(i)	The CSRC approval requirement under Circular 10 only applies to overseas listing of SPVs that have used their existing or newly issued equity interest to acquire existing or newly issued equity interest in PRC Domestic Companies, or the SPV-Domestic Company share swap, and there has not been any SPV-Domestic Company share swap in the Company’s corporate history; and

(ii)	Paker’s interest in Jiangxi Jinko was obtained by means of green field investment, or the incorporation of Jiangxi Jinko, rather than through the acquisition of shares or assets of an existing PRC domestic enterprise.

This opinion is issued to the Company for the purpose of filing the Registration Statement with the SEC. We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement and to the reference to our firm’s name under the section entitled “Risk Factors”, “Our Corporate History and Structure”, “Regulation”, “Enforceability of Civil Liabilities” and “Legal Matters” included in the Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Sincerely yours,

/s/ Chen & Co. Law Firm

Chen & Co. Law Firm